Exhibit 4.24

SUPPLEMENTAL MASTER FACILITY AGREEMENT

THIS SUPPLEMENTAL MASTER FACILITY AGREEMENT made on the 7th day, February 2013, at New Delhi between:-

M/s MakeMyTrip (India) Private Limited, a Company within the meaning of the Companies Act, 1956 and having its Registered Office at UG-07, (Front Side), TDI Shopping Mall, Rajouri Garden, New Delhi – 110027 (hereinafter called “the Borrower” which expression shall, unless it be repugnant to the subject or context thereof include its successors and assigns) of ONE PART

AND

YES BANK LIMITED, a company incorporated under the Companies Act, 1956 and a banking company within the meaning of the Banking Regulation Act, 1949 and having its registered office at 9th Floor, Nehru Centre, Discovery of India, Worli, Mumbai – 400 018 and amongst others, a branch at the place specified in Schedule I hereof (“Bank”, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns) of the OTHER PART.

WHEREAS

1.	At the request of the Borrower, the Bank has sanctioned/agreed to sanction, from time to time, the various fund based and non-fund based working capital facilities in terms of the Bank’s Facility Letter Ref. No. YBL/DEL/FL/879/2010-11 dated December 20, 2010 and YBL/DEL/FL/849/2011-12 dated January 16, 2012 (hereinafter collectively referred to as the “Facility Letters”) and Master Facility Agreement dated December 21, 2010 and Supplemental Master Facility Agreement dated February 08, 2012 executed by the Borrower and the Bank (hereinafter collectively referred to as the “Agreements”).

2.	At the request of the Borrower, the Bank has agreed to modify / revise working capital facilities.

3.	In pursuance thereof, the Borrower and the Bank have agreed to enter into this Supplemental Master Facility Agreement (hereinafter referred to as Supplemental Master Facility Agreement) as a supplemental to the Agreements.

4.	All the terms used herein but not defined herein shall have the meaning as assigned to them in the Agreements.

NOW THEREFORE THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED AND DECLARED AS FOLLOWS:

1.	The Borrower and the Bank hereby agree to replace the Schedule I of the Agreement with Schedule I attached hereto.

2.	The Parties further hereby execute Schedule II for availing of working capital facilities.

3.	The Borrower hereby agrees with YBL that it will abide by the terms and conditions contained in the Facility Letters and Agreements and as mentioned herein and further agrees to pay to YBL their respective dues including interest, costs and expenses as mentioned therein and herein.

4.	The Borrower hereby declares, covenants, engages and agrees with YBL, that all terms and conditions covenants and obligations of the Agreements, shall be continuing and binding and further the same shall be read and construed together with Facility Letters and this Agreement in all respects, save and except as specified herein.

This Supplemental Master Facility Agreement and the other Transaction Documents (unless otherwise specified in any Transaction Document) shall be governed by and construed in accordance with the laws of India.

IN WITNESS WHEREOF the Parties hereto have caused these Presents to be executed on the day, month and year first hereinabove written.

IN WITNESS WHEREOF the common seal of the Company has been hereunto affixed the day and year first hereinabove mentioned at New Delhi

THE COMMON SEAL OF M/s MakeMyTrip (India) Private Limited, the Constituent herein has been affixed to these presents pursuant to the resolution of its Board of Directors passed at their meeting held on 11th Dec. 2012 in the presence of Mr. Mohit Kabra, SVP-Fin (name & description) and Mr. Deep Kalra, Director (name & description) who have signed these presents in token thereof

Signed and Delivered by the within named YES Bank Ltd. by the hand of its Authorised Signatory/ Constituted Attorney Mr. Manoj Ralhan

) ) ) ) ) ) ) )

SCHEDULE I

1.	Date and Place of Execution of the Agreement: 7th February 2013, New Delhi

2.	Borrower(s) Details:

a.	Name: MakeMyTrip (India) Pvt Ltd

b.	Address: Tower A, SP Infocity, Plot No: 243, Udyog Vihar

c.	Facsimile No.: 0124-4395100

3.	Bank’s Details:

a.	Name of the concerned Branch: Kapashera

b.	Address: Old Delhi – Gurgaon Highway, Kapashera

c.	Facsimile No.: 011-46119040

4.	Details of Facility Letter: Facility Letter Ref. No. YBL/DEL/FL/900/2012-13 dated December 17, 2012 including any addendums issued thereto and as may be modified from time to time.

5.	Overall Limits Sanctioned: INR 1840 MM

6.	Details of Facilities:-

S No	Facility Description	Interest/ Commission	Security
1.

Facility: Overdraft (“OD”)

Amount: INR 250,000,000/- (Indian Rupees Two Hundred Fifty Million only)

Tenor: 12 months

Purpose: For cash flow mismatch and working capital requirements.

Additional Interest: 2.00% per annum

Availability Period: Till December 02, 2013

Floating: The applicable rate of interest is YES Bank Base Rate plus 2.50% per annum. Currently, YES Bank Base Rate is 10.50% per annum. Hence, Effective Rate of Interest is 13.00% per annum.

•    First Pari Passu Charge on all Current Assets and Movable Fixed Assets of the Borrower (both present and future).

•    Unconditional & Irrevocable Corporate Guarantee of M/s MakeMyTrip Limited, Mauritius, to remain valid during the entire tenor of the facilities.

1a.	Facility: Export Credit (Pre/Post Shipment) (INR/FCY) (Sub limit of Facility 1 above)	To be decided by the lender at the time of transaction subject to minimum of YES Bank Base Rate.	• Same as facility 1 above

Amount: INR 250,000,000/- (Indian Rupees Two Hundred Fifty Million only)

Purpose: For working capital requirement

Tenor: Maximum 6 months

Margin: Nil

Additional Interest: 2.00% per annum

Availability Period: Till December 02, 2013

2.

Facility: Financial Bank Guarantee (“FBG”)

Amount: INR 990,000,000/- (Indian Rupees Nine Hundred Ninety Million only)

(being amount enhanced from INR 830 Million to INR 990 Million)

Purpose: For financial bank guarantee to be extended to ‘IATA’.

Tenor: Maximum 18 months (including claim period, if any)

Margin:

For existing limits: 20% of the transaction amount in the form of Fixed Deposits duly lien marked in favor of the Lender.

For incremental limits: 50% of the transaction amount in the form of Fixed Deposits duly lien marked in favor of the Lender.

Additional Interest: 2.00% per annum

Availability Period: Till December 02, 2013

Commission: 0.50% per annum plus applicable taxes payable upfront.

•    First Pari Passu Charge on all Current Assets and Movable Fixed Assets of the Borrower (both present and future).

•    Unconditional & Irrevocable Corporate Guarantee of M/s MakeMyTrip Limited, Mauritius, to remain valid during the entire tenor of the facilities.

The incremental limits shall not be secured by Corporate Guarantee of M/s MakeMyTrip Limited, Mauritius.

3.	Facility: Overdraft Against Fixed Deposit Facility (“ODFD”)	1.0% per annum over and above Fixed Deposit Interest Rate.	Fixed Deposit to the extent of 83.33% of the facility amount duly lien marked in favor of the Lender.

Amount: INR 300,000,000/- (Indian Rupees Three Hundred Million only)

Purpose: For working capital requirements.

Tenor: Maximum 12 Months or FD expiry whichever is earlier.

Margin: 83.33% of the facility amount in the form of Fixed Deposits duly lien marked in favor of the Lender.

Additional Interest: 2.00% per annum

Availability Period: Till December 02, 2013 or Fixed Deposit expiry date whichever is earlier

4.

Facility: Export Credit (Pre Shipment in Foreign / Indian Currency & Post shipment in Foreign / Indian Currency)

Amount: INR 300,000,000/- (Indian Rupees Three Hundred Million only)

Purpose: For Working Capital requirements.

Tenor: Maximum 6 Months

Margin: 100% of the transaction amount in the form of Fixed Deposits duly lien marked in favor of the Lender.

Additional Interest: 2.00% per annum

Availability Period: Till December 02, 2013

	To be decided by the lender at the time of transaction subject to minimum of Base Rate.	Fixed Deposit to the extent of 100% of the transaction amount duly lien marked in favor of the Lender.

Special Terms and Conditions:

•	No Third Party Fixed Deposits allowed under any of Fixed Deposit backed credit facilities.

7.	Repayment:

Period of Drawal: Maximum 12 months

Tenor of facilities:

OD	:	Maximum 12 months

EC	:	Maximum 6 months

FBG	:	Maximum 18 months (including claim period, if any)

ODFD	:	Maximum 12 Months or FD expiry whichever is earlier.

PCFC/ PSFC	:	Maximum 6 Months

Unless demanded earlier by the Bank, each drawal under the Facilities shall be repaid on or before the last day of the Tenor;

OR

Unless demanded earlier by the Bank, each drawal under the Facilities shall be repaid on or before the last day of the Period of Drawal following expiry of Availability Period.

8.	Special Conditions non compliance of which shall attract Additional Rate of Interest:

•	Default in creation and perfection of Securities as mentioned above within 60 days from the date of disbursement

•	Breach of any covenant or provision of this Agreement and/or Schedule or any representation or warranty being false, incorrect, omitted or misleading

•	Amounts drawn in excess of Drawing Power

9.	Amendment(s) to Master Facility Agreement and other Schedules: Nil

The Borrower(s) declares that the Agreement / Schedule was duly read and understood by him/ her/ it prior to Affixing signatures(s) hereunder.

IN WITNESS WHEREOF the common seal of the Company has been hereunto affixed the day and year first hereinabove mentioned at New Delhi

THE COMMON SEAL OF M/s MakeMyTrip (India) Private Limited, the Constituent herein has been affixed to these presents pursuant to the resolution of its Board of Directors passed at their meeting held on 11th Dec. 2012 in the presence of Mr. Mohit Kabra, SVP-Fin (name & description) and Mr. Deep Kalra, Director (name & description) who have signed these presents in token thereof	) ) ) ) ) ) ) )
Signed and Delivered by the within named YES Bank Ltd. by the hand of its Authorised Signatory/ Constituted Attorney Mr. Manoj Ralhan

SCHEDULE II

ADDITIONAL TERMS AND CONDITIONS FOR BANK GUARANTEE FACILITY

The Borrower hereby agrees that any Bank Guarantee facility being issued/granted by the Bank to the Borrower, shall be governed by the terms of this Agreement and the additional terms and conditions contained herein:

1.	BG FACILITIES

1.1	The Bank has, at the request of the Borrower, agreed to grant to the Borrower, bank guarantees facility, more specifically mentioned in Schedule I hereof (the “BGs”, which expression shall, as the context may permit or require, mean any or each of such BGs and all renewals made thereto from time to time) in favour of entities / persons acceptable to the Bank guaranteeing / undertaking payment obligations / obligations to make payment upto the guaranteed amount in case of shortfall in performance/non-performance in terms of various contracts / agreements entered into between the Borrower and the respective beneficiaries, upto the maximum extent of the amounts of respective Limits specified in Schedule I hereof (the “BG Facilities”). Provided, however, the total amount(s) outstanding under the BG Facilities shall not at any point of time exceed the amount of the respective Limits.

1.2	All amount(s) paid by the Bank under the BG Facilities may be treated as demand loan made to the Borrower by the Bank or the Bank may, at its sole discretion but without any further consent from the Borrower, to debit any of the account of the Borrower, with the amount of any payments the Bank is required to make / makes under or in respect of the BGs, as also all interest, commission, charges and other monies payable by the Borrower in respect of the BGs.

2.	DEFINITIONS

2.1	All capitalised terms used but not specifically defined herein shall have the respective meanings ascribed to them under the main body of this Agreement or Schedule I hereof, as the case may be.

3.	PAYMENT AND INTEREST

3.1	(i) Notwithstanding anything to the contrary, in case the Bank may have to pay / be called upon to pay under the BGs and / or the amount of all claim which may be made or preferred against the Bank under or in relation to the BGs including all interest, costs, charges and expenses which may be incurred by the Bank or become payable by the Bank in fulfillment of the terms of the BGs, and / or pays, all or any of the monies in pursuance of the BGs, the Borrower shall, without questioning the reasonableness or validity or otherwise of any payment made or required to be made by the Bank under the BGs, forthwith pay to the Bank, all amounts payable or as the case may be, paid by the Bank, including without limitation, all costs, charges and expenses whatsoever payable or paid, suffered or incurred by the Bank in respect of or in relation to or arising out of the obligations undertaken under the BGs (collectively, the “Defaulted Amounts – BGs”) and until such payment by the Borrower, the same shall unless otherwise agreed to by the Bank, be deemed to be on demand loans to the Borrower carrying interest at the Additional Rate of Interest prevailing on and from the date of payment by the Bank.

(ii)	The Borrower hereby agrees that all payments made by the Bank in foreign currencies may be, at the option of the Bank, converted into rupees with reference to the actual cost to the Bank (including all commission or other bank charges and out-of-pocket expenses) in remitting the foreign currencies.

4.	ADDITIONAL PROVISIONS

4.1	The Borrower hereby further agrees, confirms and undertakes as follows:

4.1.1	the Borrower shall indemnify the Bank and keep the Bank indemnified against all actions, proceedings, claims, demands, duties, penalties, taxes, losses, damages, actions, costs, charges and expenses (including costs between attorney and client) and other liabilities whatsoever which may be brought or made against or sustained or incurred by the Bank (and whether paid by the Bank or not) or which the Bank may become liable under or in respect of the BGs;

4.1.2	the Bank may in its sole and absolute discretion and without reference to the Borrower and without the Bank being required to ascertain whether or not there was any breach on the part of the Borrower of the agreements / contracts underlying the BGs and without the Bank being required to go into the validity thereof or otherwise and notwithstanding any directions to the contrary given by the Borrower or any other person on the ground of a dispute as to the liability of the Borrower / the Bank or otherwise, admit or compromise and pay or submit to arbitration or dispute or resist any claim or demand made against the Bank under or in respect of such BGs, and the obligations of the Borrower contained in this Agreement shall continue to be available to the Bank in respect of any action or payment which the Bank may take or make;

4.1.3	The Borrower further agrees and undertakes that whenever called upon by the Bank to do so, the Borrower shall deposit and keep deposited with the Bank such sum or sums of money as may be required to be held by the Bank as margin against all claims arising under the said deeds, until all the said deeds are discharged and returned to the Bank. The Borrower shall also on demand from the Bank do, perform and execute and cause to be done performed and executed any act, deed, matter or thing which the Bank may require as further security and for indemnifying it against the consequences in connection with the BGs.

4.1.4	the Borrower shall (unless otherwise agreed to by the Bank): (a) duly and punctually observe, perform and comply with all the covenants, obligations and conditions of all the agreements / contracts underlying the BGs including due payment and discharge of all its payment obligations under such contracts / agreements on the due dates; (b) not create or permit to subsist, any encumbrance of any nature whatsoever over all or any part of the underlying agreements / contracts or its rights thereunder; (c) not amend or agree to amend or grant waiver of any of the provisions of the underlying agreements / contracts;

4.1.5	the BGs will be issued by the Bank only as per the provisions of applicable Law;

4.1.6	the Bank shall issue BGs only in a format acceptable to the Bank;

4.1.7	in case of bid bond / earnest money deposits / advance payment / retention money BGs, stipulated under project exports or if the BGs are issued under any Export Promotion Capital Goods Scheme (EPCGS), the Bank shall be entitled to obtain counter guarantees from Export Credit Guarantee Corporation (“ECGC”) or similar authority, at the costs and expenses of the Borrower;

4.1.8	if for any reason, whatsoever the liability of the Bank extends beyond the Availability Period specified in the BGs or if the Bank is prevented by any action initiated by the Borrower or otherwise from making payment of part or whole of the guaranteed amounts to the beneficiary of the BGs, the Borrower shall also be liable to pay the commission for the period for which the Bank remains liable under the BGs and/or the period for which the payment of the guaranteed amount / discharge from the guaranteed obligations has been delayed;

4.1.9	the Borrower shall provide / deposit immediately on demand and without demur, additional acceptable security to the Bank and/or sufficient amounts by way of 100% cash margin on the outstanding amounts of the BGs, which in the Bank’s opinion are likely to be invoked due to non / inadequate fulfillment of obligation, in particular of performance undertaken under the BGs. The Borrower shall accept the Bank’s judgement on the likelihood of guarantee obligation being unfulfilled, as final and binding; and

4.1.10	in the event of the interest rate on the principal amount of the financial assistances guaranteed by the Bank increasing for any reason whatsoever beyond the percentage specified in the underlying agreements / contracts and consequentially the liability and obligation of the Bank under the BGs increasing, the Borrower shall indemnify and keep indemnified the Bank to the extent of additional interest liability paid in such form as may be determined by the Bank.

4.2	The Borrower further agrees that if any extension or renewal of any of the BGs is required, the same shall be renewed or extended by the Bank in its own discretion and in the event the Bank desires not to renew or extend any of the BGs, the Borrower agrees and undertakes to obtain, within 30 days from the expiry of original term of the BGs, return of the BGs in original, from the beneficiaries or obtain written confirmation from the beneficiaries that the BGs stand discharged, failing which the Borrower shall deposit with the Bank cash equivalent to the amount of BG and pay interest, commission, charges as applicable till the Bank is discharged from its obligation under the BG issued to the satisfaction of the Bank. The Bank shall be entitled to renew any BGs and extend the period of the Bank’s liability without reference to the Borrower if under the BGs the Bank has undertaken to extend such period to the beneficiary/ies.

4.3	The Borrower further agrees that the obligations herein provided shall be irrevocable and shall remain in full force until the Bank is fully discharged by the beneficiaries of all the liabilities under the BGs and until the Bank has got the discharge confirmed in writing from all the beneficiaries and got the BGs redeemed from them and all the dues and claims of Bank relating to the BGs have been paid or satisfied in full.

4.4	This Agreement shall extend to and cover any sum or sums of money payable by the Bank under the BGs and shall be binding on the Borrower until the Bank is fully discharged from all liabilities under the BGs and this Agreement shall not be considered as wholly or partly satisfied or exhausted by any payment from time to time made by Bank to the beneficiaries, as also by the Borrower to the Bank.

4.5	The Borrower further agrees that the giving or granting of time or any extension thereof to the Borrower or neglect, omission or forbearance on the part of the Bank in requiring or enforcing payment of any moneys due hereunder, or any other variations, modifications or amendments to any agreement between the Bank and the Borrower shall not in any way prejudice, limit, restrict or affect this Agreement.

4.6	The Borrower further agrees that the Bank shall at all times be entitled without reference and/or the consent of the Borrower, to vary and modify the terms of the said Limits which may include full margins as well as increase in pricing and the execution of the BGs by the Bank on behalf of the Borrower and this Agreement shall extend to and cover the expenses reflected by any additional liability arising on the Borrower in consequences of any such variation or modification. Further, the Bank shall be at liberty without in any way effecting the liability of the Borrower hereunder and for which the Borrower gives its consent to the Bank to vary the term or terms recorded in any of the BGs/guarantees or to release or discharge or to do any act or omission the legal consequences of which may be a discharge to the Borrower. This obligation of the Borrower shall be a continuing one and shall not be determinable or assignable by the Borrower at any time.

4.7	The Borrower further agrees and undertakes that until all the liabilities hereunder have been discharged in full, it shall not set off or claim or prove in competition with the Bank in respect of any payment hereunder or have the benefit of or share in any payment or composition in any guarantee or security now or hereinafter held by the Bank.

4.8	Notwithstanding anything to the contrary contained in the Uniform Rules for Demand Guarantees of the International Chambers of Commerce (Publication No. 458), the Borrower agrees and undertakes, save and except specifically waived by the Bank in any one or more of the said deeds, the Bank shall stand discharged of all its obligations under the said deeds, if the underlying contract/ agreement is amended, modified or varied and the Bank is not notified in writing by the Borrower within 20 days of the said amendment/modification/variation or time being given to the Borrower for performance of the contract/ agreement or for any forbearance of failure of the beneficiary to enforce any covenant of the contract/ agreement or composition or any arrangement between the creditor and debtor or any other act or omission on the part of the Borrower or by any such matter or thing, whatsoever, which under the Indian Contract Act, 1872 would have the provision of relieving the Bank from the obligations under the said deeds.

The Borrower(s) declares that the Agreement / Schedule was duly read and understood by him/ her/ it prior to Affixing signatures(s) hereunder.

IN WITNESS WHEREOF the common seal of the Company has been hereunto affixed the day and year first hereinabove mentioned at New Delhi

THE COMMON SEAL OF M/s MakeMyTrip (India) Private Limited, the Constituent herein has been affixed to these presents pursuant to the resolution of its Board of Directors passed at their meeting held on 11th December 2012 in the presence of Mr. Mohit Kabra, SVP-Fin (name & description) and Mr. Deep Kalra, Director (name & description) who have signed these presents in token thereof	) ) ) ) ) ) ) )
Signed and Delivered by the within named YES Bank Ltd. by the hand of its Authorised Signatory/ Constituted Attorney Mr. Manoj Ralhan